Exhibit 4.19

TUHURA BIOSCIENCES, INC.

WARRANT AMENDMENT AGREEMENT

THIS WARRANT AMENDMENT AGREEMENT (this “Amendment”) is made and entered into effective as of August 9, 2024 (the “Effective Date”), by and between TUHURA BIOSCIENCES, INC., a Delaware corporation (the “Company”), and the undersigned holder of Outstanding Warrants (as defined below) (the “Holder”).

RECITALS

A. In connection with and pursuant to the Company’s prior private placement of shares of Series A Preferred Stock (the “Series A Offering”), the Company previously issued to the Holder and other participating investors in the Series A Offering one or more Common Stock Purchase Warrants (each, an “Outstanding Warrant”, and, collectively, the “Outstanding Warrants”) to purchase the number of shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company as set forth in each Outstanding Warrant at an exercise price of $0.52 per share and upon the other terms and conditions set forth in the Outstanding Warrants;

C. The Outstanding Warrants have an expiration date of August 12, 2024 (the “Expiration Date”);

B. The board of directors of the Company has approved the extension of the exercise period of the Outstanding Warrants for an additional period of six (6) months from the Expiration Date (the “Extension”) upon and subject to the terms and conditions set forth below; and

C. The Company and Holder desire to, among other things, amend the Holder’s Outstanding Warrants as of the Effective Date to provide for the Extension, as set forth in the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Outstanding Warrant. Effective as of the Effective Date and subject to the provisions below, each Outstanding Warrant held by the Holder as of the Effective Date is hereby amended to extend the exercise period of such Outstanding Warrant through and until 5:00 p.m., Tampa, Florida time, on February 12, 2025 (the “Extended Expiration Date”). Accordingly, the “Expiration Date” of the Holder’s Outstanding Warrants shall hereafter be the Extended Expiration Date, and in no event will Holder have the right to exercise such Outstanding Warrants after 5:00 p.m., Tampa, Florida time on the Extended Expiration Date. Notwithstanding the foregoing, nothing set forth in this paragraph shall affect any terms and provisions of the Outstanding Warrants that would result in the termination of the Outstanding Warrants prior to the Extended Expiration Date, including without limitation the termination provisions set forth in Section 2.4 of the Outstanding Warrants.

2. Impact of Kintara Merger. Reference is hereby made to that certain Agreement and Plan of Merger, dated as of April 2, 2024, by and among the Company, Kintara Therapeutics, Inc., a publicly-traded Nevada corporation (“Kintara”), and Kayak Mergeco, Inc., a wholly-owned subsidiary of Kintara incorporated in the State of Delaware (as may be amended, modified, or supplemented from time to time, the “Merger Agreement”). The Holder hereby acknowledges and agrees that, upon the completion of the merger transaction (the “Merger”) contemplated by the Merger Agreement (the “Closing”), each of the Holder’s Outstanding Warrants will be converted into and exchanged for a warrant (the “Replacement Warrant”) entitling the Holder to purchase shares of Kintara common stock, par value $0.001 per share (“Kintara Common Stock”), upon the terms and conditions, and with the adjustments, set forth in Section 3.2(b) of the Merger Agreement. In connection with the Closing, the Replacement Warrant will be issued to the Holder without further action of the Holder. The Holder acknowledges that there is no assurance that the Merger will be completed. For purposes of this Amendment, the term “Combined Company” refers to Kintara (which is expected to be renamed TuHURA Biosciences, Inc.) and its subsidiaries (including the Company) after giving effect to the Merger.

3. Restricted Securities. The Holder understands, acknowledges and agrees that the shares of Kintara Common Stock issuable to the Holder upon the exercise of the Holder’s Replacement Warrants (the “Issued Shares”) will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be “restricted securities” under U.S. federal and applicable state securities laws and that, pursuant to these laws, the Holder must hold the Issued Shares indefinitely unless they are registered with the Securities and Exchange Commission (“SEC”) and registered or qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Holder acknowledges that from and after the Merger, the Combined Company will have no obligation to register or qualify the Issued Shares for resale and further acknowledges that, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the manner of sale, the holding period for the Issued Shares (which could be as much as a year), and on requirements relating to the Combined Company that are outside of the Holder’s control, and which Combined Company is under no obligation, and may not be able, to satisfy.

4. Right to Exercise Before Merger. Notwithstanding the foregoing, the Holder understands that the Outstanding Warrants may still be exercised prior to the consummation of the Merger for shares of Common Stock of the Company upon and subject to the terms and conditions in such Outstanding Warrant and this Amendment, in which case the Holder will initially upon such exercise receive shares of Common Stock of the Company that are “restricted securities” under U.S. federal and state securities laws and that will, if the Merger is consummated, be converted in the Merger into the right to receive common stock of the Combined Company in a transaction registered under the Securities Act in accordance with the terms of the Merger Agreement.

5.  Further Amendments to Outstanding Warrants. The Holder hereby agrees that, following the Effective Date and prior to the Closing, the Outstanding Warrants (including the Holder’s Outstanding Warrants), may be further amended by the written consent of the Company and the holders of Outstanding Warrants exercisable for at least a majority of the Common Stock issuable upon the exercise of all of the Outstanding Warrants then outstanding (the “Required Majority”), provided, however, that, no amendment by the Required Majority pursuant to this Section 5 may, without the written consent of the Holder, (i) increase the exercise price of the Holder’s Outstanding Warrants (other than an increase contemplated by Section 2 of this Amendment or otherwise pursuant to the Merger Agreement, or by the then-existing terms and conditions of the Outstanding Warrants) or (ii) shorten the exercise period of the Holder’s Outstanding Warrants by amending the Extended Expiration Date.

6. Accredited Investor Status; Private Placement Exemption; Termination of Prior Agreements. In connection with the original issuance of the Outstanding Warrant, the Holder previously represented to the Company that the Holder is an “accredited investor” within the meaning of Rule 501(d) of Regulation D under the Securities Act. The Holder hereby represents and warrants to the Company that the Holder continues to be “accredited investor” under said Rule 501(d) as of the Effective Date. The Holder further acknowledges and agrees that the Outstanding Warrants (as amended by this Amendment) and the shares of Company Common Stock issuable upon the exercise of the Outstanding Warrants (i) have not been registered under the Securities Act or any state’s securities laws and are being offered for sale pursuant to applicable exemptions from registration thereunder, (ii) no federal or state agency or regulatory authority has made any finding or determination as to the fairness of the offering of such securities for investment or any recommendation or endorsement of such securities, and (iii) such securities are “restricted securities” under U.S. federal and applicable state securities laws and that, pursuant to these laws, the Holder is legally restricted from transferring such securities unless they are registered with the SEC and registered or qualified by state authorities, or an exemption from such registration and qualification requirements is available. In addition to the foregoing the Holder further understands and acknowledges that, as a condition to the closing of the Merger, any rights or obligations of the Holder or the Company (or any successor thereto) under that certain (i) Investors’ Rights Agreement, dated August 11, 2017 (the “IRA”) and (ii) Right of First Refusal and Co-Sale Agreement, dated August 11, 2017 (the “ROFR”), will be terminated and extinguished pursuant to the terms of the IRA and ROFR, respectively, such that neither the Holder nor the Company (or any successor thereto) shall have any further obligations or rights under either the IRA or ROFR, respectively, including any right the Holder may have, or obligation of the Company, to register or qualify any Registrable Securities (as defined in the IRA).

7. General. This Amendment shall be governed by, and shall be construed in accordance with, the domestic laws of the State of Florida, without giving effect to any choice of law or conflict of law provision (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the laws of the State of Florida. This Amendment shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. If any provision of this Amendment or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment. At any time or from time to time after the date hereof, at the request of a party hereto and without further consideration, the other party hereto and its successors or assigns, shall execute and deliver, or shall cause to be executed and delivered, such other instruments and take such other actions as such party may reasonably request to effect the transactions contemplated hereby.

8. Interpretation. In the event of any inconsistency between the statements in the body of this Amendment and the Outstanding Warrant, the statements in the body of this Amendment will control.

9. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Fax and/or other electronically transmitted signatures shall be effective for all purposes.

10. Continuing Effect. Other than as set forth in this Amendment, and subject to the adjustments provided by the Merger Agreement, all of the terms and conditions of the Outstanding Warrants shall continue in full force and effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

COMPANY: TUHURA BIOSCIENCES, INC.

By:
Name: Dan Dearborn
Title: Chief Financial Officer

[Signature Page to Warrant Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

HOLDER: TO BE EXECUTED BY ENTITIES:

(Print Name of Holder)

By:
(Signature)

Name:
(Print Name of Signatory)

Title:
(Print Title)

TO BE EXECUTED BY INDIVIDUALS:

(Print Name of Holder)

Signature:

[Signature Page to Warrant Amendment Agreement]